Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Motorcar Parts of America, Inc.
Torrance, California

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Amendment No. 1 to Form S-1 of Motorcar Parts of America, Inc. (the “Company”), of our reports dated August 23, 2011, relating to the combined financial statements of Fenwick Automotive Products Ltd. and Introcan Inc., included in the Company’s Current Report on Form 8-K dated September 13, 2011 and the year ended March 31, 2011.

/s/ BDO Canada LLP

BDO Canada LLP
Chartered Accountants, Licensed Public Accountants
Mississauga, Canada

November 12, 2013